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                     [GIBSON, DUNN & CRUTCHER LETTERHEAD]


                                April 11, 1994


(310) 552-8500                                                    C 47036-00056

Carl Karcher Enterprises, Inc.
1200 North Harbor Boulevard
Anaheim, California 92801

                Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

                At your request, we have examined the above-referenced Registration Statement proposed to be filed with the Securities and Exchange Commission on January 5, 1994 in connection with the registration of 1,750,000 shares of the commom stock, $.01 par value (the "Common Stock"), of Carl Karcher Enterprises, Inc., a California corporation (the "Company"), issuable under the Company's 1993 Employee Stock Incentive Plan (the "Plan"), and 12,121 shares of Common Stock issued pursuant to the Restricted Stock Agreement dated as of January 6, 1993 between the Company and Donald E. Doyle (the "Restricted Stock Agreement"). We have also examined the proceedings taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Plan and the authorization of the shares of Common Stock issued pursuant to the Restricted Stock Agreement.

                Based on the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and in the manner described in the Registration Statement will be, and the shares of Common Stock

                                 EXHIBIT 5.1


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GIBSON, DUNN & CRUTCHER

Carl Karcher Enterprises, Inc.
April 11, 1994
Page 2

issued pursuant to the Restricted Stock Agreement are, validly issued, fully paid and nonassessable.

                We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        GIBSON, DUNN & CRUTCHER